AMERICA FIRST APARTMENT INVESTORS, INC. COMPLETES ACQUISITION OF CORNERSTONE APARTMENTS FOR
$37.5 MILLION

Omaha, Neb., December 21,, 2006 – America First Apartment Investors, Inc.(NASDAQ: APRO), a multifamily real estate investment trust, announced today that it has completed the acquisition of the Cornerstone Apartments, a 420 unit complex located in Independence, Missouri, a fast-growing suburb of Kansas City, for approximately $37.5 million. Given the level of cash flow generated currently by this property, the Company expects the acquisition to be accretive to its funds from operations.

The acquisition was funded through a combination of the proceeds from the November sale of the Delta Crossing property, the release of cash collateral no longer required on one of the Company’s mortgage bonds, and a $25.5 million loan drawn down upon the Company’s credit facility with Fannie Mae and Wells Fargo Multifamily Capital. The debt financing is at a fixed rate of 5.44% for a term of 10 years. During the first five years of the loan, the Company is only required to make monthly payments of interest. In the sixth through tenth years, the Company is obligated to make principal payments based upon a 30 year amortization of the note.

Jack Cassidy, APRO’s Chief Executive Officer, stated, “The Cornerstone Apartments is an ideal fit with our growing portfolio and our strategic plan to acquire newer multifamily properties with positive revenue growth prospects. We are committed to enhancing the long term value of the Company’s real estate assets through a selective acquisition and disposition program that increases APRO’s presence in markets with positive growth potential and takes advantage of current real estate market conditions.”

The Company is please to report that during calendar 2006 its net investment in real estate assets increased by more than $120 million, or approximately 40%, over calendar 2005. Since January 2006, APRO has acquired eight properties and sold three properties including under-performing properties in Charlotte, North Carolina and Chattanooga, Tennessee. In the first half of 2006, the Company also took advantage of the then-existing sellers’ market in Naples, Florida by selling one of its properties to a condominium converter for a sizable gain.

America First Apartment Investors, Inc. is an equity real estate investment trust focused on multifamily apartment properties located primarily in the Southeast and Midwest regions of the United States. Its portfolio currently includes 33 multifamily properties and one commercial property. America First Apartment Investors, Inc. press releases are available on the World Wide Web at www.apro-reit.com.

Information contained in this Press Release contains “forward-looking statements” relating to, without limitation, future performance, plans and objectives of management for future operations and projections of revenue and other financial items, which can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Several factors with respect to such forward-looking statements, including certain risks and uncertainties, could cause actual results to differ materially from those in such forward-looking statements. Reference is hereby made to the filings of America First Apartment Investors, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and its annual report on Form 10-K.

CONTACT: Investor Relations 800-239-8787

Jack Cassidy 914-285-1825